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                                                                    Exhibit 10.7














               INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT,

                         DATED AS OF _________ __, 1999,

                                 BY AND BETWEEN

                           GENERAL MOTORS CORPORATION

                                       AND

                      DELPHI AUTOMOTIVE SYSTEMS CORPORATION







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                                TABLE OF CONTENTS

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
1.       Definitions..............................................................................................2

2.       The Initial Public Offering and the Distribution.........................................................9
         2.1      The Initial Public Offering.....................................................................9
         2.2      The Distribution................................................................................9
         2.3      Certain Stockholder Matters.....................................................................9
         2.4      Prior Relationship.............................................................................10
         2.5      Further Assurances Regarding the Distribution..................................................10
         2.6      Abandonment of the Distribution................................................................10

3.       Expenses................................................................................................11
         3.1      General........................................................................................11
         3.2      Certain Expenses Relating to the Initial Public Offering.......................................11
         3.3      Certain Expenses Relating to the Distribution..................................................11

4.       Covenants To Preserve Tax-Free Status of the Distribution and the Qualification of the
         Contribution as a D Reorganization......................................................................11
         4.1      Representations and Warranties.................................................................11
         4.2      Restrictions on Delphi.........................................................................12
         4.3      Cooperation and Other Covenants................................................................15
         4.4      Indemnification for Tax Liabilities............................................................17
         4.5      Procedure for Indemnification for Tax Liabilities..............................................17
         4.6      Arbitration....................................................................................18
         4.7      Exclusive Remedies.............................................................................19

5.       Certain Other Covenants.................................................................................19
         5.1      Financial and Other Information................................................................19
         5.2      Other Covenants................................................................................25
         5.3      Covenants Regarding the Incurrence of Indebtedness.............................................26

6.       Indemnification.........................................................................................28
         6.1      Indemnification by Delphi......................................................................28
         6.2      Indemnification by GM..........................................................................28
         6.3      Other Liabilities..............................................................................29
         6.4      Tax Effects of Indemnification.................................................................29
         6.5      Effect of Insurance Upon Indemnification.......................................................30
         6.6      Procedure for Indemnification Involving Third-Party Claims.....................................30
         6.7      Procedure for Indemnification Not Involving Third-Party Claims.................................32
         6.8      Exclusive Remedies.............................................................................32
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                                TABLE OF CONTENTS


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
7.       Miscellaneous...........................................................................................32
         7.1      Dispute Resolution.............................................................................32
         7.2      Survival.......................................................................................32
         7.3      Complete Agreement.............................................................................32
         7.4      Authority......................................................................................32
         7.5      Governing Law..................................................................................33
         7.6      Consent to Exclusive Jurisdiction..............................................................33
         7.7      Notices........................................................................................33
         7.8      Amendment and Modification.....................................................................35
         7.9      Binding Effect; Assignment.....................................................................35
         7.10     Third Party Beneficiaries......................................................................35
         7.11     Counterparts...................................................................................35
         7.12     Waiver.........................................................................................35
         7.13     Severability...................................................................................36
         7.14     Remedies.......................................................................................36
         7.15     Performance....................................................................................36
         7.16     References; Construction.......................................................................36

Exhibits

Agreements Subject to Section 5.2(c)......................................................................Exhibit A
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               INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT

         This INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT (the
"Agreement") is made and entered into as of _________ __, 1999, by and between General Motors Corporation, a Delaware corporation ("GM"), and Delphi Automotive
Systems Corporation, a Delaware corporation and a wholly owned subsidiary of GM
("Delphi"). Certain capitalized terms used herein are defined in Section 1 of this Agreement.

                                    RECITALS

         WHEREAS, the Board of Directors of GM has determined that it would be appropriate and desirable to completely separate the Delphi Automotive Systems
Business from GM;

         WHEREAS, GM has caused Delphi to be incorporated in order to effect such separation;

         WHEREAS, GM and Delphi have previously entered into the Separation
Agreement and the Ancillary Agreements (other than this Agreement and the Registration Rights Agreement), each effective as of January 1, 1999, pursuant to which GM has contributed and transferred to Delphi, and Delphi has received and assumed, the assets and liabilities then associated with the Delphi Business as described therein;

         WHEREAS, GM and Delphi intend that the Contribution qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code;

         WHEREAS, GM currently owns all of the issued and outstanding Delphi
Common Stock;

         WHEREAS, Delphi has previously filed the IPO Registration Statement with the SEC but it has not yet become effective;

         WHEREAS, the parties currently contemplate that, reasonably promptly following the execution of this Agreement, Delphi shall consummate the Initial
Public Offering;

         WHEREAS, immediately following the consummation of the Initial Public
Offering, GM shall own approximately 82.3% of the outstanding shares of Delphi
Common Stock (or approximately 80.2% if the underwriters exercise their over-allotment option in full in accordance with the Underwriting Agreement);

         WHEREAS, concurrently with the execution of this Agreement, GM and Delphi are entering into the Registration Rights Agreement;

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         WHEREAS, GM currently intends to divest itself of its entire ownership of Delphi during 1999 by distributing in the Distribution all of its shares of
Delphi Common Stock to the holders of GM $1 2/3 Common Stock;

         WHEREAS, GM currently expects to accomplish the Distribution by means of a split-off, a spin-off or some combination of both transactions;

         WHEREAS, GM and Delphi intend that the Distribution will be tax-free to GM and its stockholders under Section 355 of the Code;

         WHEREAS, the parties intend in this Agreement to set forth the principal arrangements between them regarding the Initial Public Offering and the Distribution; and

         WHEREAS, the parties hereto have determined that in order to accomplish the objectives of the Initial Public Offering and the Distribution and to facilitate the consummation thereof, it is necessary and desirable to restructure certain intercompany relationships, allocate certain liabilities and provide for certain indemnification, all as set forth herein;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.       DEFINITIONS.

         "Abandonment Notice" has the meaning set forth in Section 2.6.

         "Acquisition Target" has the meaning set forth in Section 5.3(a)(i).

         "Active Trade or Business" means the active conduct of the trade or business (as defined in Section 355(b)(2) of the Code) conducted by Delphi immediately prior to the applicable Distribution Date.

         "Adjusted Delphi Indebtedness" has the meaning set forth in
Section 5.3.

         "Affiliate" means a Delphi Affiliate or a GM Affiliate, as the case may be.

         "Agreement" has the meaning set forth in the Preamble.

         "Ancillary Agreements" has the meaning ascribed to such term in the Separation Agreement.

         "Annual Financial Statements" has the meaning set forth in Section 5.1
(a)(vi).

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         "Business" means the Delphi Business or the GM Business, as the case may be.

         "Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions located in the State of New York or Michigan are authorized or obligated by law or executive order to close.

         "Claim" has the meaning set forth in Section 6.7.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "Contribution" means the transfer of certain assets by GM to Delphi
(and the assumption by Delphi of certain liabilities) as contemplated by the Separation Agreement.

         "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "CPR Rules" means the Rules for Non-Administered Arbitration of
Business Disputes promulgated by the Center for Public Resources, as in effect on the date hereof.

         "D Reorganization" means a transaction qualifying as a reorganization under Section 368(a)(1)(D) of the Code.

         "Delphi" has the meaning set forth in the Preamble.

         "Delphi Affiliate" means a Person that, after giving effect to the Distribution, directly or indirectly through one or more intermediaries, is Controlled by, or is under common Control with Delphi.

         "Delphi Automotive Systems Business" has the meaning ascribed to such term in the Separation Agreement.

         "Delphi Business" means any business or operations of Delphi or any Delphi Affiliates, including, in all cases, any predecessor entities (including, without limitation, the Delphi Automotive Systems Business).

         "Delphi Capital Stock" means all classes or series of capital stock of Delphi.

         "Delphi Common Stock" means the Common Stock, par value $0.01 per share, of Delphi.

         "Delphi Indebtedness" has the meaning set forth in Section 5.3.

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         "Delphi Public Documents" has the meaning set forth in Section
5.1(a)(ix).

         "Delphi Transfer Agent" means BankBoston, N.A., in its capacity as the transfer agent and registrar for the Delphi Common Stock.

         "Delphi's Auditors" has the meaning set forth in Section 5.1(b)(i).

         "Dispute Notice" means written notice of any dispute between GM and Delphi arising out of or relating to this Agreement, which shall set forth, in reasonable detail, the nature of the dispute.

         "Distribution" means the distribution of Delphi Common Stock by GM in one or more transactions occurring after the Initial Public Offering that collectively have the effect that all shares of Delphi Common Stock held by GM are distributed to GM stockholders, whenever such transaction(s) shall occur.

         "Distribution Date" means any date or dates, as the case may be, determined by GM, in its sole and absolute discretion, to be a date on which shares of Delphi Common Stock held by GM are distributed in connection with the Distribution.

         "Distribution Registration Statement" means any and all registration statements, information statements or other documents filed by any party with the SEC in connection with any transaction constituting part of the Distribution, in each case as supplemented or amended from time to time.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "FFO to Debt Ratio" has the meaning set forth in Section 5.3(c).

         "GAAP" means generally accepted accounting principles, consistently applied.

         "GM" has the meaning set forth in the Preamble.

         "GM Affiliate" means a Person that, after giving effect to the Distribution, directly or indirectly through one or more intermediaries, is Controlled by GM.

         "GM Annual Statements" has the meaning set forth in Section 5.1(b)(ii).

         "GM Business" means any business or operations of GM or any GM
Affiliates other than the Delphi Business.

         "GM Disclosure Portions" means all material set forth in, or incorporated by reference into, either the IPO Registration Statement or the Distribution Registration Statement, as applicable, to the extent relating exclusively to (i) GM and the GM Affiliates (excluding Delphi and the Delphi

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Affiliates), (ii) the GM Business, (iii) GM's intentions with respect to the
Distribution or (iv) the terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution.

         "GM Public Filings" has the meaning set forth in Section 5.1(a)(xiii).

         "GM Transfer Agent" means BankBoston, N.A., in its capacity as the transfer agent and registrar for the GM $1 2/3 Common Stock.

         "GM $1 2/3 Common Stock" means the Common Stock, par value $1 2/3 per share, of GM.

         "GM's Auditors" has the meaning set forth in Section 5.1(b)(ii).

         "Indemnifying Party" means a Person that is obligated to provide indemnification under this Agreement.

         "Indemnitee" means a Person that is entitled to seek indemnification under this Agreement.

         "Indemnity Payment" means an amount that an Indemnifying Party is required to pay to an Indemnitee under this Agreement.

         "Initial Public Offering" means the initial public offering by Delphi of shares of Delphi Common Stock as contemplated by the IPO Registration
Statement.

         "Insurance Proceeds" means the payment received by an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured, net of any applicable premium adjustment and tax effect.

         "IPO Registration Statement" means the Registration Statement on Form
S-1, Registration No. 333-67333, of Delphi, as supplemented and amended from time to time.

         "IRS" means Internal Revenue Service of the U.S. Department of Treasury or any successor agency.

         "Losses" means all losses, liabilities, claims, obligations, demands, judgments, damages, dues, penalties, assessments, fines (civil or criminal), costs, liens, expenses, forfeitures, settlements, or fees, reasonable attorneys' fees and court costs, of any nature or kind, whether or not the same would properly be reflected on a balance sheet, and "Loss" means any of these.

         "Negotiation Period" means the period of 20 Business Days following the initial meeting of the representatives of GM and Delphi following the receipt of a Dispute Notice.

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         "Notice" means any notice, request, claim, demand, or other communication under this Agreement.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Pre-Distribution Period" means the period of time from the date hereof until the completion of the Distribution.

         "Proposed Acquisition Transaction" means a transaction or series of transactions as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from Delphi or one or more holders of outstanding shares of Delphi Capital Stock, a number of shares of Delphi Capital Stock that would comprise 50% or more of (A) the value of all outstanding shares of Delphi Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of Voting Stock of Delphi as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.

         "Quarterly Financial Statements" has the meaning set forth in Section
5.1(a)(v).

         "Registration Rights Agreement" means the Registration Rights Agreement to be entered into between GM and Delphi concurrently with the execution and delivery of this Agreement.

         "Regulation S-K" means Regulation S-K of the General Rules and
Regulations promulgated by the SEC.

         "Regulation S-X" means Regulation S-X of the General Rules and
Regulations promulgated by the SEC.

         "Representation Date" means any date on which Delphi makes any representation (i) to the IRS or to counsel selected by GM for the purpose of obtaining a Subsequent Tax Opinion/Ruling, or (ii) to GM for the purpose of any determination required to be made by GM pursuant to Section 4.2.

         "Representation Letters" means the representation letters and any other materials (including, without limitation, the ruling request and the related supplemental submissions to the IRS) delivered or deliverable by GM and others in connection with the rendering by Tax Counsel and the issuance by the IRS of the Tax Opinions/Rulings, which to the extent related to Delphi shall be in form and substance reasonably satisfactory to Delphi.

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         "Representative" means, with respect to any Person, any of such
Person's directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

         "Request" has the meaning set forth in Section 6.7.

         "Rights Plan" means the Agreement by and between Delphi and BankBoston, N.A., as Rights Agent, as amended from time to time.

         "SEC" means the United States Securities and Exchange Commission or any successor agency.

         "Securities Act" means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "Separate Counsel" has the meaning set forth in Section 6.6(b).

         "Separation Agreement" means the Master Separation Agreement by and among GM, Delphi, Delphi Automotive Systems LLC, a Delaware limited liability company and a wholly owned subsidiary of GM, Delphi Technologies, Inc., a Delaware corporation and a wholly owned subsidiary of GM, and Delphi Automotive
Systems (Holding), Inc., a Delaware corporation and a wholly owned subsidiary of GM, dated as of December 22, 1998, as amended from time to time.

         "Service Agent" means (i) for GM, The Corporation Trust Company, with offices on the date hereof at 1209 Orange Street, Wilmington, County of New
Castle, Delaware 19801; and (ii) for Delphi, The Corporation Trust Company, with offices on the date hereof at 1209 Orange Street, Wilmington, County of New
Castle, Delaware 19801.

         "Subsequent Tax Opinion/Ruling" means either (i) an opinion of counsel selected by GM, in its sole and absolute discretion, confirming, in form and substance reasonably satisfactory to GM, that, as a consequence of the consummation of a subsequent transaction, no income, gain or loss for U.S.
federal income tax purposes will be recognized by GM, the stockholders or former stockholders of GM, or any GM Affiliate with respect to the Distribution, or
(ii) an IRS private letter ruling to the same effect.

         "Subsidiary" means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries Controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote with respect to the election of members to the board of directors or similar governing body; provided, however, that for the purposes of this Agreement, neither Delphi nor any of the Subsidiaries of Delphi shall be deemed to be Subsidiaries of GM or of any of the Subsidiaries of GM.

         "Tax" means (i) any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of

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the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on, minimum, estimated, or other tax, assessment, or governmental charge of any kind whatsoever imposed by any governmental authority, including any interest, penalty, or addition thereto, whether disputed or not; (ii) liability for the payment of any amounts of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto; and
(iii) liability for the payment of any amounts of the type described in clause
(i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

         "Tax Agreements" means, collectively, the (i) Agreement for the Allocation of United States Federal, State and Local Income Taxes between GM and
Delphi, dated as of December 16, 1998, as amended from time to time; (ii)
Agreement for the Indemnification of United States Federal, State and Local
Non-Income Taxes between GM and Delphi, dated as of December 16, 1998, as amended from time to time; (iii) Amended and Restated Agreement for the Allocation of United States Federal, State and Local Income Taxes between GM and
Delphi, dated as of December 16, 1998, as amended from time to time; (iv)
Customs Consulting Agreement between GM and Delphi, dated as of December 16,
1998, as amended from time to time; and (v) Tax Compliance and Planning Services
Agreement by and between GM and Delphi, dated as of December 16, 1998, as amended from time to time.

         "Tax Control" means, with respect to Delphi, ownership of Delphi
Capital Stock which constitutes at least 80% of both (i) the total combined voting power of all outstanding shares of Voting Stock of Delphi and (ii) each class and series of Delphi Capital Stock other than Voting Stock of Delphi.

         "Tax Counsel" means the law firm of Kirkland & Ellis.

         "Tax-Free Status of the Distribution" means the nonrecognition of taxable gain or loss for U.S. federal income tax purposes to GM, GM Affiliates and GM's stockholders in connection with the Distribution.

         "Tax Opinions/Rulings" means the opinions of Tax Counsel and the rulings by the IRS deliverable to GM in connection with the Contribution and the Distribution.

         "Tax-Related Losses" means (i) all federal, state and local Taxes
(including interest and penalties thereon) imposed pursuant to any settlement, final determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such taxes; and
(iii) all costs and expenses that may result from adverse tax consequences to GM or GM's stockholders (including all costs, expenses and damages associated with stockholder litigation or controversies) payable by GM or GM Affiliates.

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         "Third-Party Claim" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than GM or any GM Affiliate or Delphi or any Delphi
Affiliate which gives rise to a right of indemnification hereunder.

         "Underwriting Agreement" means the Underwriting Agreement between
Delphi and the underwriters relating to the Initial Public Offering, as amended from time to time.

         "Value" means with respect to any trade or business (or portion thereof), the fair market value of the assets constituting such trade or business, less the current liabilities associated with such trade or business, in each case determined as of the applicable Distribution Date.

         "Voting Stock" means with respect to any Person, all classes and series of the capital stock of such Person entitled to vote generally in the election of directors.

2.       THE INITIAL PUBLIC OFFERING AND THE DISTRIBUTION.

         2.1 THE INITIAL PUBLIC OFFERING. Delphi shall consult with, and cooperate in all respects with, GM in connection with the pricing of the Delphi
Common Stock to be offered in the Initial Public Offering and shall, at GM's direction, promptly take any and all actions necessary or desirable to consummate the Initial Public Offering as contemplated by the IPO Registration
Statement and the Underwriting Agreement.

         2.2 THE DISTRIBUTION. GM currently intends, following the consummation of the Initial Public Offering, to complete the Distribution during 1999 by means of a split-off, a spin-off or some combination of both transactions. GM shall, in its sole and absolute discretion, determine whether to proceed with all or part of the Distribution and all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, GM may at any time and from time to time until the completion of the Distribution modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. Delphi shall cooperate with GM in all respects to accomplish the Distribution and shall, at GM's direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, the registration under the Securities Act of Delphi Common Stock on an appropriate registration form or forms to be designated by GM. GM shall select any investment banker(s) and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and outside counsel for GM; provided that nothing herein shall prohibit Delphi from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

         2.3 CERTAIN STOCKHOLDER MATTERS. From and after the distribution of Delphi Common Stock in connection with any transaction(s) included as part of the Distribution and until such Delphi Common Stock is duly transferred in accordance with applicable law, Delphi shall regard the


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Persons receiving Delphi Common Stock in such transaction(s) as record holders of Delphi Common Stock in accordance with the terms of such transaction(s) without requiring any action on the part of such Persons. Delphi agrees that, subject to any transfers of such stock, (a) each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of Delphi Common Stock then held by such holder and (b) each such holder shall be entitled, without any action on the part of such holder, to receive one or more certificates representing, or other evidence of ownership of, the shares of Delphi Common
Stock then held by such holder. GM shall cooperate, and shall instruct the GM
Transfer Agent to cooperate, with Delphi and the Delphi Transfer Agent, and Delphi shall cooperate, and shall instruct the Delphi Transfer Agent to cooperate, with GM and the GM Transfer Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the shares of Delphi Common Stock distributed to the holders of GM $12/3 Common Stock in connection with any transaction(s) included as part of the Distribution.
Following the Distribution, GM shall instruct the GM Transfer Agent to deliver to the Delphi Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of GM $12/3 Common Stock receiving shares of Delphi Common Stock in connection with any transaction(s) included as part of the Distribution.

         2.4 PRIOR RELATIONSHIP. Delphi, with respect to Delphi and all of the Delphi Affiliates, and GM, with respect to GM and all of the GM Affiliates, agree to take all commercially reasonable action to discontinue their respective uses as promptly as is commercially reasonable of any printed material that indicates an ownership or other relationship between or among GM and Delphi or any of their respective Affiliates that has changed as a result of the Initial
Public Offering, the Distribution or any other transactions contemplated hereby;
provided that this Section 2.4 shall not prohibit the use of printed material containing appropriate and accurate references to such relationship.

         2.5 FURTHER ASSURANCES REGARDING THE DISTRIBUTION. In addition to the actions specifically provided for elsewhere in this Agreement, Delphi shall, at GM's direction, use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things commercially reasonably necessary, proper or expeditious under applicable laws, regulations and agreements in order to consummate and make effective the Distribution as promptly as reasonably practicable. Without limiting the generality of the foregoing, Delphi shall, at GM's direction, cooperate with GM, and execute and deliver, or use all commercially reasonable efforts to cause to have executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any domestic or foreign governmental or regulatory authority requested by GM in order to consummate and make effective the Distribution.

         2.6 ABANDONMENT OF THE DISTRIBUTION. The parties expressly acknowledge and agree that GM is not obligated in any respect to proceed with or complete the Distribution and that GM may, in its sole and absolute discretion, at any time abandon its plans to proceed with or complete the Distribution. In the event that GM so determines that it no longer intends to proceed with or

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complete the Distribution, GM shall provide to Delphi a written notification of such determination (an "Abandonment Notice"). Effective as of the date of the Abandonment Notice, (a) provided that no Distribution Date has yet occurred, Sections 4.2 and 4.3 of this Agreement shall terminate, become null and void and have no further force and effect (it being expressly understood and agreed by the parties that such Sections shall remain in full force and effect in the event that a Distribution Date has occurred on or prior to the date of the Abandonment Notice) and (b) GM's rights, and Delphi's obligations, set forth in the Registration Rights Agreement shall immediately become effective.

3.       EXPENSES.

         3.1 GENERAL. Except as otherwise provided in this Agreement, the Separation Agreement, any of the other Ancillary Agreements or any other agreement between the parties relating to the Contribution, the Initial Public
Offering or the Distribution, all costs and expenses of either party hereto in connection with the Contribution, the Initial Public Offering and the Distribution shall be paid by the party that incurs such costs and expenses.

         3.2 CERTAIN EXPENSES RELATING TO THE INITIAL PUBLIC OFFERING. GM shall be responsible for the payment of all costs, fees and expenses relating to the Initial Public Offering; provided that Delphi shall be responsible for the payment of (a) the costs, fees and expenses of all of Delphi's financial, legal, accounting and other advisors incurred in connection with the Initial Public
Offering and (b) any internal fees, costs and expenses incurred by Delphi or any Delphi Affiliate in connection with the Initial Public Offering. GM shall be entitled to any and all amounts received from the underwriters relating to reimbursement for any costs, fees and expenses relating to the Initial Public
Offering.

         3.3 CERTAIN EXPENSES RELATING TO THE DISTRIBUTION. GM shall generally be responsible for the payment of all costs, fees and expenses relating to the Distribution; provided that Delphi shall be responsible for the payment of (a) the costs, fees and expenses of all of Delphi's financial, legal, accounting and other advisors incurred in connection with the Distribution and (b) any internal fees, costs and expenses incurred by Delphi or any Delphi Affiliate in connection with the Distribution.

4.       COVENANTS TO PRESERVE TAX-FREE STATUS OF THE DISTRIBUTION AND THE
         QUALIFICATION OF THE CONTRIBUTION AS A D REORGANIZATION. Delphi and GM hereby represent and warrant to, and covenant and agree with, each other as follows:

         4.1      REPRESENTATIONS AND WARRANTIES.

                  (a) Delphi. Delphi hereby represents and warrants that (i) it has examined the Tax Opinions/Rulings and the Representation Letters, and (ii) the facts presented and the representations made therein, to the extent descriptive of Delphi or the Delphi Business (including, without limitation, the business purposes for the Distribution, the representations in the Representation Letters and Tax Opinions/Rulings to the extent that they relate to

                                     - 11 -

         Delphi or the Delphi Business, and the plans, proposals, intentions and policies of Delphi), are true, correct and complete in all material respects.

                  (b) GM. GM hereby represents and warrants that (i) it has examined the Tax Opinions/Rulings and the Representation Letters, and
         (ii) the facts presented and the representations made therein, to the extent descriptive of GM or the GM Business (including, without limitation, the business purposes for the Distribution, the representations in the Representation Letters and Tax Opinions/Rulings to the extent that they relate to GM or the GM Business, and the plans, proposals, intentions and policies of GM), are true, correct and complete in all material respects.

         4.2      RESTRICTIONS ON DELPHI.

                  (a) Pre-Distribution Period. Delphi shall not take any action (such action to include, if relevant, the issuance of Delphi Capital Stock upon the exercise by the holders thereof of all options or convertible securities issued by Delphi) during the Pre-Distribution Period if, as a result of taking such action, Delphi would issue a number of shares of Delphi Capital Stock (including by way of the exercise of stock options or the issuance of restricted stock) that would cause GM to cease to have Tax Control of Delphi, unless prior to the consummation of such transaction GM has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distribution, that such transaction would not jeopardize the Tax-Free Status of the Distribution. Notwithstanding the foregoing provisions of this Section 4.2(a), Delphi shall be permitted to issue stock options and restricted stock awards to its employees so long as (i) Delphi repurchases sufficient shares of issued and outstanding Delphi Capital Stock on or prior to the date such options are exercisable or restricted stock is vested (or deemed vested) to insure that, assuming the exercise of all exercisable options and vesting of such restricted stock, GM would not cease to have Tax Control of Delphi and (ii) Delphi provides GM with prior written notification of the procedures by which Delphi intends to comply with its obligation described in clause (i) above and GM approves of such procedures (which approval shall not be unreasonably withheld). All of the restrictions on Delphi contained in this Section
         4.2 shall apply to Delphi during the Pre-Distribution Period as well as the other periods specified in this Section 4.2.

                  (b) Proposed Acquisition Transactions. Until the first day after the two-year anniversary of the latest Distribution Date, Delphi shall not enter into any Proposed Acquisition Transaction or, to the extent Delphi has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur unless prior to the consummation of such Proposed Acquisition Transaction GM has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distribution, that such Proposed Acquisition Transaction would not jeopardize the Tax-Free Status of the Distribution.

         The foregoing shall not prohibit Delphi from entering into a contract or agreement to consummate any Proposed Acquisition Transaction if such contract or agreement requires satisfaction of the above-described requirement prior to the consummation of such Proposed Acquisition Transaction, such requirement to be satisfied through the cooperation of the parties as described in Section 4.3(b)(ii).

                  (c) Continuation of Active Trade or Business. Until the first day after the two-year anniversary of the latest Distribution Date,

                           (i) Delphi shall continue to conduct the Active Trade or Business.

                           (ii) Subject to clause (c)(iii) below, Delphi shall not (A) liquidate, dispose of, or otherwise discontinue the conduct of any portion of the Active Trade or Business with a Value in excess of $2.0 billion or (B) dispose of any business or assets that would cause Delphi to be operated in a manner inconsistent in any material respect with the business purposes for the Distribution as set forth in the Representation Letters and Tax Opinions/Rulings, in each case unless GM has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distribution, that such liquidation, disposition, or discontinuance would not jeopardize the Tax-Free Status of the Distribution.

                           (iii) Delphi shall not under any circumstances
                  liquidate, dispose of, or otherwise discontinue the conduct of any portion of the Active Trade or Business if such liquidation, disposition or discontinuance would breach
                  Section 4.2(d). Delphi shall continue the active conduct of the Active Trade or Business primarily through officers and employees of Delphi or its Subsidiaries (and not primarily through independent contractors) who are not also officers or employees of GM or of any GM Affiliates. Notwithstanding the foregoing, (A) except with respect to any corporation or other entity the status of which as the direct owner of an active trade or business is material to the Tax-Free Status of the Distribution, liquidations of any of Delphi's Subsidiaries (including Delphi Automotive Systems LLC) into Delphi or one or more Subsidiaries directly or indirectly controlled by Delphi shall not be deemed to breach this Section 4.2(c) and
                  (B) Delphi shall not be prohibited from liquidating, disposing of or otherwise discontinuing the conduct of one or more trades or businesses that constituted part of the Active Trade or Business, or any portion thereof, provided that, in the case of this clause (B), the aggregate Value of such trades or businesses, or portions thereof, so liquidated, disposed of or discontinued shall not exceed $2.0 billion. For purposes of the preceding sentence and clause (c)(ii) above, asset retirements, sale-leaseback arrangements and discontinuances of product lines within a trade or business the active conduct of which is continued shall not be deemed a liquidation, disposition or discontinuance of a trade or business or portion thereof.

                           (iv) Solely for purposes of this Section 4.2(c),
                  Delphi shall not be treated as directly or indirectly controlling a Subsidiary unless Delphi owns, directly or indirectly, shares of capital stock of such Subsidiary constituting (i) 80% or more of the total combined voting power of all outstanding shares of Voting Stock of such Subsidiary and (ii) 80% or more of the total number of outstanding shares of each class or series of capital stock of such Subsidiary other than Voting Stock.

                  (d)      Continuity of Business.

                           (i)   Until the first day after the two-year
                  anniversary of the latest Distribution Date, (A) Delphi shall not voluntarily dissolve or liquidate, and (B) except in the ordinary course of business, neither Delphi nor any Subsidiaries directly or indirectly controlled by Delphi shall sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of such Subsidiaries) that, in the aggregate, constitute more than (x) 60% of the gross assets of Delphi or (y) 60% of the consolidated gross assets of Delphi (including Delphi Automotive Systems LLC) and such Subsidiaries, unless prior to the consummation of such transaction GM has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distribution, that such transaction would not jeopardize the Tax-Free Status of the Distribution. The amount of gross assets of Delphi and such Subsidiaries shall be based on the fair market value of each such asset as of the applicable Distribution Date.

                           (ii) Sales, transfers or other dispositions by Delphi or any of its Subsidiaries to Delphi or one or more Subsidiaries directly or indirectly controlled by Delphi shall not be included in any determinations under this Section 4.2(d) of whether such 60% or more of the gross assets of Delphi or 60% of the consolidated gross assets of Delphi and such Subsidiaries have been sold, transferred or otherwise disposed of.

                           (iii) Solely for purposes of this Section 4.2(d),
                  Delphi shall not be treated as directly or indirectly controlling a Subsidiary unless Delphi owns, directly or indirectly, shares of capital stock of such Subsidiary constituting (A) 80% or more of the total combined voting power of all outstanding shares of Voting Stock of such Subsidiary and (B) 80% or more of the total number of outstanding shares of each class or series of capital stock of such Subsidiary other than Voting Stock.

                  (e) Discharge of Intracompany Indebtedness. Prior to the first Distribution Date, Delphi shall fully discharge and satisfy all of the then existing indebtedness owed to GM or any GM Affiliate (other than payables incurred in the ordinary course of the business). From such date until the first day after the two-year anniversary of the latest Distribution Date, Delphi shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or allow to exist any such indebtedness with GM or any GM Affiliate.

                  (f) Miscellaneous. Until the first day after the two-year anniversary of the latest Distribution Date, Delphi shall not take, or permit any of its Subsidiaries to take, any other actions or enter into any transaction or series of transactions or agree to enter into any other transactions that would be reasonably likely to jeopardize the Tax-Free Status of the Distribution or the qualification of the Contribution as a D Reorganization, including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters, unless prior to the consummation of such action or transaction GM has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distribution and the qualification of the Contribution as a D Reorganization, that such action or transaction would not jeopardize the Tax-Free Status of the Distribution or the qualification of the Contribution as a D Reorganization. Notwithstanding the foregoing, if and to the extent that any action or transaction is described in and permitted pursuant to Sections 4.2(a), (b), (c), (d) and (e) such action or transaction shall not be prohibited by this Section 4.2(f).

         (g) Permitted Actions and Transactions. Notwithstanding the foregoing, the provisions of Section 4.2 shall not prohibit Delphi from (i) implementing, or otherwise complying with the provisions of, the Rights Plan
(or any successor stockholders rights plan of Delphi), and (ii) implementing any transaction upon which the IRS has granted a favorable ruling in, or which is described in reasonable detail in, any Tax Opinions/Rulings.

         4.3      COOPERATION AND OTHER COVENANTS.

                  (a) Notice of Subsequent Delphi Actions. Each of Delphi and GM shall furnish the other with a copy of any ruling requests or other documents delivered to the IRS that relates to the Distribution or that could otherwise be reasonably expected to have an impact on the Tax-Free Status of the Distribution or the qualification of the Contribution as a D Reorganization.

                  (b) Cooperation.

                      (i) Each of Delphi and GM shall cooperate with the other
                  and shall take (or refrain from taking) all such actions as the other may reasonably request in connection with obtaining any GM determination referred to in Section 4.2. Such cooperation shall include, without limitation, providing any information and/or representations reasonably requested by the other to enable either party (or counsel for such party) to obtain and maintain any Subsequent Tax Opinion/Ruling that would permit any action described in
                  Section 4.2 to be taken by Delphi or a Delphi Affiliate. From and after any Representation Date in connection with obtaining any such determination or the receipt of a Subsequent Tax Opinion/Ruling and until the first day after the two-year anniversary of the date of such determination or receipt, neither party shall take (nor shall it refrain from taking) any action that would have caused such representation to be untrue unless the other party has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distribution and the qualification of the Contribution as a D Reorganization, that such action would not jeopardize the Tax-Free Status of the Distribution or the qualification of the Contribution as a D Reorganization.

                           (ii) In the event that Delphi notifies GM that it
                  desires to take one of the actions described in Section 4.2 and GM concludes that such action might jeopardize the Tax-Free Status of the Distribution or the qualification of the Contribution as a D Reorganization, GM shall, at the request of Delphi, elect either to (i) use all commercially reasonable efforts to obtain a Subsequent Tax Opinion/Ruling that would permit Delphi to take the specified action, and Delphi shall cooperate in connection with such efforts, or
                  (ii) provide all reasonable cooperation to Delphi in connection with Delphi obtaining such a Subsequent Tax Opinion/Ruling in form and substance reasonably satisfactory to GM; provided, however, that the reasonable costs and expenses incurred by GM of obtaining any such Subsequent Tax Opinion/Ruling shall be borne by GM.

                  (c)      Notice.

                           (i) Until all restrictions set forth in Section 4.2 have expired, Delphi shall give GM written notice of any intention to effect or permit an action or transaction described in Section 4.2 and which is prohibited thereunder at such time within a period of time reasonably sufficient to enable GM (A) to make the determination referred to in Section
                  4.2 or (B) to prepare and seek any Subsequent Tax Opinion/ Ruling in connection with such proposed action or transaction. Each such notice by Delphi shall set forth the terms and conditions of the proposed action or transaction, including, without limitation, as applicable, the nature of any related action proposed to be taken by the Board of Directors of Delphi, the approximate number of shares of Delphi Capital Stock proposed to be transferred or issued, the approximate Value of Delphi's assets (or assets of any of Delphi's Subsidiaries) proposed to be transferred, the proposed timetable for such action or transaction, and the number of shares of Delphi Capital Stock otherwise then owned by the other party to the proposed action or transaction, all with sufficient particularity to enable GM to make any such required determination, including information required to prepare and seek a Subsequent Tax Opinion/Ruling in connection with such proposed action or transaction. All information provided by Delphi to GM pursuant to this Section 4.3 shall be deemed subject to the confidentiality obligations of Article 6 of the Separation Agreement.

                           (ii) Promptly, but in any event within 15 Business
                  Days, after GM receives such written notice from Delphi, GM shall evaluate such information and notify Delphi in writing of (A) such determination or (B) of GM's intent to seek a Subsequent Tax Opinion/Ruling and the proposed date for submission of the request therefor, which date shall not be more than 45 days after the date GM so notifies Delphi of GM's intent to seek a Subsequent Tax Opinion/Ruling, provided that such 45-day period shall be appropriately extended for any period of noncompliance by Delphi with Section 4.3(b). If GM makes a determination that an action or transaction described in Section 4.2 would jeopardize the Tax-Free Status of the Distribution or the qualification of the Contribution as a D Reorganization, such notice to Delphi shall set forth, in reasonable detail, the reasons therefor. GM shall notify Delphi promptly, but in any event within two Business Days, after the receipt of a Subsequent Tax Opinion/Ruling.

         4.4      INDEMNIFICATION FOR TAX LIABILITIES.

                  (a) General. Notwithstanding any other provision of this Agreement or any provision of any of the Tax Agreements to the contrary but subject to Section 4.4(b), Delphi shall indemnify, defend and hold harmless GM and each GM Affiliate (or any successor to any of them) against any and all Tax-Related Losses incurred by GM in connection with any proposed tax assessment or tax controversy with respect to the Distribution or the Contribution to the extent caused by any breach by Delphi of any of its representations, warranties or covenants made pursuant to this Agreement. All interest or penalties incurred in connection with such Tax-Related Losses shall be computed for the time period up to and including the date that Delphi pays its indemnification obligation in full.

                  (b) Exceptions to Delphi's Indemnification. If GM (i) makes a determination pursuant to any clause of Section 4.2, on the basis of a Subsequent Tax Opinion/Ruling or otherwise, and (ii) delivers to Delphi written notice of such determination pursuant to Section 4.3(c), Delphi shall have no obligation pursuant to Section 4.4(a), except to the extent that any Tax-Related Losses so incurred resulted from the inaccuracy, incorrectness or incompleteness of any representation provided by Delphi upon which such Subsequent Tax Opinion/Ruling and/or determination was based.

                  (c) Timing and Method of Tax Indemnification Payments. Delphi shall pay any amount due and payable to GM pursuant to this Section 4.4 on or before the 90th day following the earlier of agreement or determination that such amount is due and payable to GM. All payments pursuant to this Section 4.4 shall be made by wire transfer to the bank account designated by GM for such purpose, and on the date of such wire transfer Delphi shall give GM notice of the transfer.

         4.5      PROCEDURE FOR INDEMNIFICATION FOR TAX LIABILITIES.

                  (a) Notice of Claim. If GM receives notice of the assertion of any Third-Party Claim with respect to which Delphi may be obligated under Section 4.4 to provide indemnification, GM shall give Delphi notice thereof (together with a copy of such Third- Party Claim, process or other legal pleading) promptly after becoming aware of such Third- Party Claim; provided, however, that the failure of GM to give notice as provided in this Section shall not relieve Delphi of its obligations under Section 4.4, except to the extent that Delphi is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

                  (b) Obligation of Indemnifying Party.

                      (i) GM and Delphi shall jointly control the defense of, and cooperate with each other with respect to defending, any Third-Party Claim with respect to which Delphi is obligated under Section 4.4 to provide indemnification, provided that Delphi shall forfeit such joint control right with respect to a particular Third-Party Claim if Delphi or any Delphi Affiliate makes any public statement or filing, or takes any action (including, but not limited to, the filing of any submission or pleading, or the giving of a deposition or production of documents, in any administrative or court proceeding) in connection with such Third-Party Claim that is inconsistent in a material respect with any representation or warranty made by Delphi in this Agreement, the Tax Opinions/Rulings, or the Representation Letters.

                      (ii) Delphi and GM shall exercise their rights to jointly control the defense of any such Third-Party Claim solely for the purpose of defeating such Third-Party Claim and, unless required by applicable law, neither Delphi nor GM shall make any statements or take any actions that could reasonably result in the shifting of liability for any Losses arising out of such Third-Party Claim from the party making such statement or taking such action (or any of its Affiliates) to the other party (or any of its Affiliates).

                      (iii) Statements made or actions taken by either
                  Delphi or GM in connection with the defense of any such Third-Party Claim shall not prejudice the rights of such party in any subsequent action or proceeding between the parties.

                      (iv) If either GM or Delphi fails to jointly defend any such Third-Party Claim, the other party shall solely defend such Third-Party Claim and the party failing to jointly defend shall use commercially reasonable efforts to cooperate with the other party in its defense of such Third-Party Claim; provided, however, that GM may not compromise or settle any such Third-Party Claim without the prior written consent of Delphi, which consent shall not be unreasonably withheld or delayed. All costs and expenses of either party in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties at the conclusion of the defense of such Third-Party Claim.

         4.6 ARBITRATION. Any dispute between the parties arising out of or relating to this Section 4, including the interpretation of this Section 4, or any actual or purported breach of this Section 4, shall be resolved only in accordance with the following provisions:

                  (a) Negotiation. GM and Delphi shall attempt in good faith to resolve any such dispute promptly through negotiations of the parties. In the event of any such dispute, either party may deliver a Dispute Notice to the other party, and within 20 Business Days after the receipt of such Dispute Notice, the appropriate representatives of GM and Delphi shall meet to attempt to resolve such dispute. If such dispute has not been resolved within the Negotiation Period, or if one of the parties fails or refuses to negotiate such dispute, the issue shall be settled by arbitration pursuant to Section 4.6(b). The results of such arbitration shall be final and binding on the parties.

                  (b) Arbitration Procedure. Either party may initiate arbitration with regard to such dispute by giving the other party written notice either (i) at any time following the end of the Negotiation Period, or (ii) if the parties do not meet within 20 Business Days of the receipt of the Dispute Notice, at any time thereafter. The arbitration shall be conducted by three arbitrators in accordance with the CPR Rules, except as otherwise provided in this
         Section 4.6. Within 20 days following receipt of the written notice of arbitration, GM and Delphi shall each appoint one arbitrator. The two arbitrators so appointed shall appoint the third arbitrator. If either GM or Delphi shall fail to appoint an arbitrator within such 20-day period, the arbitration shall be by the sole arbitrator appointed by the other party. Whether selected by GM and Delphi or otherwise, each arbitrator selected to resolve such dispute shall be a tax attorney or tax accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved. Such arbitrators shall be empowered to determine whether Delphi is required to indemnify GM pursuant to Section 4.4 and to determine the amount of the related indemnification payment. Each of GM and Delphi shall bear 50% of the aggregate expenses of the arbitrators. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss.1-14. The place of arbitration shall be New York, New York. The final decision of the arbitrators shall be rendered no later than one year from the date of the written notice of arbitration.

         4.7 EXCLUSIVE REMEDIES. Except for the right to pursue equitable remedies, the remedies provided in this Section 4 shall be deemed the sole and exclusive remedies of the parties with respect to the subject matters of the indemnification provisions of Section 4.4.

5.       CERTAIN OTHER COVENANTS.

         5.1      FINANCIAL AND OTHER INFORMATION.

                  (a) Financial Information. Delphi agrees that, for so long as GM is required to consolidate Delphi's results of operations and financial position or to account for its investment in Delphi under the equity method of accounting (determined in accordance with generally accepted accounting principles consistently applied):

                      (i) Delphi shall, and shall cause each of its Subsidiaries to, maintain a system of internal accounting controls that will provide reasonable assurance that: (A) Delphi's and such Subsidiaries' books, records and accounts fairly reflect all transactions and dispositions of assets and
                  (B) the specific objectives of accounting control are achieved.

                      (ii) Delphi shall, and shall cause each of its Subsidiaries (other than Delphi Automotive Systems India Limited) to, maintain a fiscal year which commences on January 1 and ends on December 31 of each calendar year.

                      (iii) Delphi shall deliver to GM a trial balance
                  submission, which shall include amounts relating to each of its Subsidiaries, in such format and detail as GM may request,
                  (A) with respect to each month (other than the last month of each fiscal year), within four Business Days following the last day of each such month, and (B) with respect to each fiscal year, within five Business Days following December 31 of each such year.

                      (iv) As soon as practicable, and in any event within seven Business Days after the end of each of the first three fiscal quarters in each fiscal year of Delphi and within 14 Business Days after the end of each such fiscal year, Delphi shall deliver to GM a consolidated income statement and balance sheet for Delphi and its Subsidiaries for such fiscal quarter or year, as the case may be.

                      (v) As soon as practicable, and in any event within 35 days after the end of each of the first three fiscal quarters in each fiscal year of Delphi and no later than five days before Delphi intends to file its Quarterly Financial Statements (as defined below) with the SEC, Delphi shall deliver to GM drafts of (A) the consolidated financial statements of Delphi and its Subsidiaries (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of Delphi the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X, and (B) a discussion and analysis by management of Delphi's and its Subsidiaries' financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K. The information set forth in (A) and (B) above is herein referred to as the "Quarterly Financial Statements." No later than the earlier of (x) two Business Days prior to the date Delphi publicly files the Quarterly Financial Statements with the SEC or otherwise makes such Quarterly Financial Statements publicly available or (y) two Business Days prior to the date on which GM has notified Delphi that it intends to file its quarterly financial statements with the SEC, Delphi shall deliver to GM the final form of the Quarterly Financial Statements certified by the chief financial officer of Delphi as presenting fairly, in all material respects, the financial condition and results of operations of Delphi and its Subsidiaries; provided that Delphi may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes shall be delivered by Delphi to GM as soon as practicable, and in any event within eight hours thereafter; and, provided, further, that GM and Delphi financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which Delphi may consider making to its Quarterly Financial Statements and related disclosures during the three Business Days immediately prior to any anticipated filing with the SEC, and Delphi shall obtain GM's consent prior to making any change to Delphi's Quarterly Financial Statements or related disclosures which would have an effect upon GM's financial statements or related disclosures. In addition to the foregoing, no Quarterly Financial Statement or any other document which refers, or contains information with respect, to the ownership of Delphi by GM, the separation of Delphi from GM or the Distribution shall be filed with the SEC or otherwise made public by Delphi or any of its Subsidiaries without the prior written consent of GM.

                      (vi) Delphi shall deliver to GM as soon as practicable, and in any event within 45 days after the end of each fiscal year of Delphi and no later than 10 days before Delphi intends to file its Annual Financial Statements (as defined below) with the SEC, (A) drafts of the consolidated financial statements of Delphi (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X and (B) a discussion and analysis by management of Delphi's and its Subsidiaries' financial condition and results of operations for such year, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K. The information set forth in (A) and (B) above is herein referred to as the "Annual Financial Statements." Delphi shall deliver to GM all revisions to such drafts as soon as any such revisions are prepared or made. No later than the earlier of (1) five Business Days prior to the date Delphi publicly files the Annual Financial Statements with the SEC or otherwise makes such Annual Financial Statements publicly available or (2) five Business Days prior to the date on which GM has notified Delphi that it intends to file its annual financial statements with the SEC, Delphi shall deliver to GM the final form of the Annual Financial Statements certified by the chief financial officer of Delphi as presenting fairly, in all material respects, the financial condition and results of operations of Delphi and its Subsidiaries; provided that Delphi may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes shall be delivered by Delphi to GM as soon as practicable, and in any event within eight hours thereafter; and, provided, further, that GM and Delphi financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which Delphi may consider making to its Annual Financial Statements and related disclosures during the three Business Days immediately prior to any anticipated filing with the SEC, and Delphi shall obtain GM's consent prior to making any change to Delphi's Annual Financial Statements or related disclosures which would have an effect upon GM's financial statements or related disclosures. In addition to the foregoing, no Annual Financial Statement or any other document which refers, or contains information with respect, to the ownership of Delphi by GM, the separation of Delphi from GM or the Distribution shall be filed with the SEC or otherwise made public by Delphi or any of its Subsidiaries without the prior written consent of GM. In any event, Delphi shall deliver to GM, no later than 80 days after the end of each fiscal year of Delphi, the final form of the Annual Financial Statements accompanied by an opinion thereon by Delphi's independent certified public accountants.

                      (vii) Delphi shall deliver to GM all Quarterly and Annual
                  Financial Statements of each Subsidiary of Delphi which is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as those financial statements of Delphi required to be delivered to GM pursuant to this Section 5.1.

                      (viii) All information provided by Delphi or any of its
                  Subsidiaries to GM pursuant to Sections 5.1(a)(iii) through
                  (vii) inclusive shall be consistent in terms of format and detail and otherwise with the procedures in effect on the date hereof with respect to the provision of such financial information by the Delphi Automotive Systems Business and/or Delphi and its Subsidiaries, as applicable, to GM (and, where appropriate, as presently presented in financial reports to GM's Board of Directors), with such changes therein as may be requested by GM from time to time consistent with changes in reporting by sectors and Subsidiaries of GM.

                      (ix) Delphi and each of its Subsidiaries which files information with the SEC shall deliver to GM: (A) as soon as the same are prepared, substantially final drafts of: (x) all reports, notices and proxy and information statements to be sent or made available by Delphi or any of its Subsidiaries to their security holders, (y) all regular, periodic and other reports to be filed under Sections 13, 14 and 15 of the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and (z) all registration statements and prospectuses to be filed by Delphi or any of its Subsidiaries with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (x), (y) and (z) are referred to herein as "Delphi Public Documents"), and (B) as soon as practicable, but in no event later than four Business Days prior to the date the same are printed, sent or filed, whichever is earliest, final copies of all such Delphi Public Documents; provided that Delphi may continue to revise such Delphi Public Documents prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes shall be delivered by Delphi to GM as soon as practicable, and in any event within eight hours thereafter; and, provided, further, that GM and Delphi financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which Delphi may consider making to any of its Delphi Public Documents and related disclosures prior to any anticipated filing with the SEC, and Delphi shall obtain GM's consent prior to making any change to its Delphi Public Documents or related disclosures which would have an effect upon GM's financial statements or related disclosures. In addition to the foregoing, no Delphi Public Document or any other document which refers, or contains information with respect, to the ownership of Delphi by GM, the separation of Delphi from GM or the Distribution shall be filed with the SEC or otherwise made public by Delphi or any of its Subsidiaries without the prior written consent of GM.

                      (x) Delphi shall, as promptly as practicable, deliver to GM copies of all annual and other budgets and financial projections (consistent in terms of format and detail and otherwise with the procedures in effect on the date hereof) relating to Delphi or any of its Subsidiaries and shall provide GM an opportunity to meet with management of Delphi to discuss such budgets and projections.

                      (xi) With reasonable promptness, Delphi shall deliver to GM such additional financial and other information and data with respect to Delphi and its Subsidiaries and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by GM.

                      (xii) Prior to issuance, Delphi shall deliver to GM copies of substantially final drafts of all press releases and other statements to be made available by Delphi or any of its Subsidiaries to employees of Delphi or any of its Subsidiaries or to the public concerning material developments in the business, properties, earnings, results of operations, financial condition or prospects of Delphi or any of its Subsidiaries or the relationship between (A) Delphi or any of its Subsidiaries and (B) GM or any of its Affiliates. In addition, prior to the issuance of any such press release or public statement, Delphi shall consult with GM regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, Delphi shall deliver to GM copies of final drafts of all press releases and other public statements. Delphi and GM will consult with each other as to the timing of their annual and quarterly earnings releases and will give each other an opportunity to review the information therein relating to Delphi and its Subsidiaries and to comment thereon.

                      (xiii) Delphi shall cooperate fully, and cause its
                  accountants to cooperate fully, with GM to the extent requested by GM in the preparation of GM's public earnings releases, quarterly reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by GM with the SEC, any national securities exchange or otherwise made publicly available (collectively, "GM Public Filings"). Delphi agrees to provide to GM all information that GM reasonably requests in connection with any GM Public Filings or that, in the judgment of GM's Legal Staff, is required to be disclosed or incorporated by reference therein under any law, rule or regulation. Such information shall be provided by Delphi in a timely manner on the dates requested by GM (which may be earlier than the dates on which Delphi otherwise would be required hereunder to have such information available) to enable GM to prepare, print and release all GM Public Filings on such dates as GM shall determine. Delphi shall cause its accountants to consent to any reference to them as experts in any GM Public Filings required under any law, rule or regulation. If and to the extent requested by GM, Delphi shall diligently and promptly review all drafts of such GM Public Filings and prepare in a diligent and timely fashion any portion of such GM Public Filing pertaining to Delphi. Prior to any printing or public release of any GM Public Filing, an appropriate executive officer of Delphi shall, if requested by GM, certify that the information relating to Delphi, any Delphi Affiliate or the Delphi Business in such GM Public Filing is accurate, true and correct in all material respects. Unless required by law, rule or regulation, Delphi shall not publicly release any financial or other information which conflicts with the information with respect to Delphi, any Delphi Affiliate or the Delphi Business that is included in any GM Public Filing without GM's prior written consent. Prior to the release or filing thereof, GM shall provide Delphi with a draft of any portion of a GM Public Filing containing information relating to Delphi and its Subsidiaries and shall give Delphi an opportunity to review such information and comment thereon; provided that GM shall determine in its sole discretion the final form and content of all GM Public Filings.

                  (b) Auditors and Audits; Annual Statements and Accounting. Delphi agrees that, for so long as GM is required to consolidate Delphi's results of operations and financial position or to account for its investment in Delphi under the equity method of accounting (in accordance with generally accepted accounting principles):

                      (i) Delphi shall not select a different accounting firm than Deloitte & Touche, LLP to serve as its (and its Subsidiaries') independent certified public accountants ("Delphi's Auditors") without GM's prior written consent (which shall not be unreasonably withheld).

                      (ii) Delphi shall use its best efforts to enable the Delphi Auditors to complete their audit such that they will date their opinion on Delphi's audited annual financial statements on the same date that GM's independent certified public accountants ("GM's Auditors") date their opinion on GM's audited annual financial statements (the "GM Annual Statements"), and to enable GM to meet its timetable for the printing, filing and public dissemination of the GM Annual Statements.

                      (iii) Delphi shall provide to GM on a timely basis all
                  information that GM reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the GM Annual Statements. Without limiting the generality of the foregoing, Delphi will provide all required financial information with respect to Delphi and its Subsidiaries to Delphi's Auditors in a sufficient and reasonable time and in sufficient detail to permit Delphi's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to GM's Auditors with respect to information to be included or contained in the GM Annual Statements.

                      (iv) Delphi shall authorize Delphi's Auditors to make available to GM's Auditors both the personnel who performed or are performing the annual audit of Delphi and work papers related to the annual audit of Delphi, in all cases within a reasonable time prior to Delphi's Auditors' opinion date, so that GM's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Delphi's Auditors as it relates to GM's Auditors' report on GM's statements, all within sufficient time to enable GM to meet its timetable for the printing, filing and public dissemination of the GM Annual Statements.

                      (v) Delphi shall provide GM's internal auditors access to Delphi's and its Subsidiaries, books and records so that GM may conduct reasonable audits relating to the financial statements provided by Delphi pursuant hereto as well as to the internal accounting controls and operations of Delphi and its Subsidiaries.

                      (vi) Delphi shall give GM as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the date hereof. Delphi will consult with GM and, if requested by GM, Delphi will consult with GM's independent public accountants with respect thereto. Delphi will not make any such determination or changes without GM's prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in Delphi's financial statements as filed with the SEC or otherwise publicly disclosed therein.

                      (vii) Notwithstanding clause (vi) above, Delphi shall make any changes in its accounting estimates or accounting principles that are requested by GM in order for Delphi's accounting estimates and principles to be consistent with those of GM.

         Nothing in this Section 5.1 shall require Delphi to violate any agreement with any of its customers regarding the confidentiality of commercially sensitive information relating to that customer or its business; provided that in the event that Delphi is required under this
         Section 5.1 to disclose any such information, Delphi shall use all commercially reasonable efforts to seek to obtain such customer's consent to the disclosure of such information.

          5.2 OTHER COVENANTS. Delphi hereby covenants and agrees that, for so long as GM beneficially owns at least 50% of the outstanding shares of Delphi Common Stock:

                  (a) Delphi shall not, without the prior written consent of GM (which it may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of GM to freely sell, transfer, assign, pledge or otherwise dispose of shares of Delphi Common Stock or, other than as provided in the Rights Plan, would restrict or limit the rights of any transferee of GM as a holder of Delphi Common Stock. Without limiting the generality of the foregoing, Delphi shall not, without the prior written consent of GM (which it may withhold in its sole and absolute discretion), (i) amend, supplement, restate, modify or alter the Rights Plan or any successor stockholder rights plan in any manner that would result in (A) the ownership of Delphi Common Stock by GM causing the rights thereunder to detach or become exercisable and/or (B) GM and its transferees not being entitled to the same rights thereunder as other holders of Delphi Common Stock or (ii) take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, GM as a Delphi stockholder in a manner not applicable to Delphi stockholders generally.

                  (b) Delphi shall not, without the prior written consent of GM (which it may withhold in its sole and absolute discretion), issue any shares of Delphi Capital Stock or any rights, warrants or options to acquire Delphi Capital Stock (including, without limitation, securities convertible or exchangeable for Delphi Capital Stock), if after giving effect to such issuances and considering all of the shares of Delphi Capital Stock acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), GM would own less than 50% of the then outstanding shares of Delphi Common Stock.

                  (c) To the extent that GM is a party to any contracts or agreements that provide that certain actions of GM's Subsidiaries may result in GM being in breach of or in default under such agreements and GM has advised Delphi of the existence, and has furnished Delphi with copies, of such contracts or agreements (or the relevant portions thereof), Delphi shall not take any actions that reasonably could result in GM being in breach of or in default under any such contract or agreement. As of the date hereof, the contracts and agreements (or relevant portions thereof) applicable to this covenant are set forth on Exhibit A attached hereto. Delphi hereby acknowledges and agrees that GM has furnished it with copies of each contract or agreement (or the relevant portion thereof) listed on Exhibit A. The parties acknowledge and agree that, after the date hereof, GM may in good faith (and not solely with the intention of imposing restrictions on Delphi pursuant to this covenant) enter into additional contracts or agreements that provide that certain actions of GM's Subsidiaries may result in GM being in breach of or in default under such agreements. In such event, Exhibit A shall be deemed to be automatically amended to reflect the addition of any other contracts or agreements (or relevant portions thereof) of which GM advises Delphi after the date hereof in accordance with this Section 5.2(c). Delphi agrees to keep confidential and not to disclose any information provided to it pursuant to this Section 5.2(c).

         5.3      COVENANTS REGARDING THE INCURRENCE OF INDEBTEDNESS.

                  (a) Delphi hereby covenants and agrees that, for so long as GM continues to beneficially own at least 50% of the outstanding shares of Delphi Common Stock, Delphi shall not, and shall not permit any of its Subsidiaries to, without GM's prior written consent (which it may withhold in its sole and absolute discretion), take any of the following actions:

                      (i) create, incur, assume or suffer to exist any Delphi Indebtedness in excess of an aggregate of $5.0 billion outstanding at any time; provided, however, that Delphi may consummate, or agree to consummate, any acquisition or other similar transaction or series of related transactions involving Delphi or any of its Subsidiaries acquiring Control of any Person (an "Acquisition Target") as a result of which the Delphi Indebtedness would exceed $5.0 billion so long as both (A) the Acquisition Target has an FFO to Debt Ratio equal to or greater than 20% and (B) the Delphi Indebtedness after giving effect to such transaction(s) (including, without duplication, any Delphi Indebtedness incurred in connection therewith and any Target Indebtedness that will become Delphi Indebtedness as a result of such transaction(s)) would not exceed $6.0 billion; and

                      (ii) consummate, or agree to consummate, any acquisition or other similar transaction or series of related transactions involving Delphi or any of its Subsidiaries acquiring Control of any Acquisition Target with an FFO to Debt Ratio less than 20% unless the Adjusted Delphi Indebtedness would not exceed $5.0 billion.

                  (b) In order to implement this Section 5.3, Delphi shall notify GM in writing at least 15 Business Days prior to the time it or any of its Subsidiaries contemplates incurring any Delphi Indebtedness or agreeing to acquire Control of an Acquisition Target of its intention to do so and shall either (i) demonstrate to GM's satisfaction that this Section 5.3 shall not be violated by such proposed additional Delphi Indebtedness or acquisition or (ii) obtain GM's prior written consent to such proposed additional Delphi Indebtedness or acquisition. Any such written notification from Delphi to GM shall include documentation of any existing Delphi Indebtedness and estimated Delphi Indebtedness after giving effect to such proposed incurrence of additional Delphi Indebtedness or acquisition and, if delivered in connection with any transaction(s) involving an Acquisition Target, (A) documentation of the Acquisition Target's Target Indebtedness, (B) calculations of the Acquisition Target's FFO to Debt Ratio and (C) calculations of compliance with this Section 5.3, including the Adjusted Delphi Indebtedness, if applicable. GM shall have the right to verify the accuracy of such information and Delphi shall cooperate fully with GM in such effort (including, without limitation, by providing GM with access to the working papers and underlying documentation related to any calculations used in determining such information).

                  (c) For purposes of this Section 5.3, the following terms shall have the following meanings:

                  "Adjusted Delphi Indebtedness" means, with respect to any proposed transaction(s) involving an Acquisition Target, the sum of (i) the Delphi Indebtedness immediately after giving effect to such transaction(s) (including, without duplication, any Delphi Indebtedness incurred in connection therewith and any Target Indebtedness that will become Delphi Indebtedness as a result of such transaction(s)) and (ii) the amount by which the number described in clause (ii) of the definition of "FFO to Debt Ratio" set forth in this Section 5.3 would need to be reduced in order for the Acquisition Target's FFO to Debt Ratio to equal 20%.

                  "Delphi Indebtedness" means the sum of (i) the aggregate principal amount of total liabilities (whether long-term or short-term) for borrowed money (including capitalized leases) of Delphi and its Subsidiaries, as determined for purposes of its consolidated financial statements prepared in accordance with GAAP, and (ii) the aggregate amount attributable to all factoring or securitization of receivables and other financial assets by Delphi and its Subsidiaries in excess of $1.2 billion.

                  "FFO to Debt Ratio" means, for any Acquisition Target, as of immediately prior to Delphi acquiring Control of such Acquisition Target in the proposed transaction(s), the percentage determined by dividing (i) the sum of such Acquisition Target's net income plus depreciation and amortization for the last four full fiscal quarters, as determined for purposes of its consolidated financial statements prepared in accordance with GAAP, by (ii) the additional Delphi Indebtedness that would be incurred in connection with such proposed transaction(s), including, without limitation, any Target Indebtedness that will become Delphi Indebtedness as a result of such proposed transaction(s).

                  "Target Indebtedness" means, with respect to any proposed transaction(s) involving an Acquisition Target, such Acquisition Target's total obligations (whether short-term or long-term) for borrowed money (including capitalized leases) as of immediately prior to Delphi acquiring Control of such Acquisition Target in such proposed transaction(s).

6.       INDEMNIFICATION.

         6.1 INDEMNIFICATION BY DELPHI. Subject to Section 6.3, Delphi shall indemnify, defend and hold harmless GM, all GM Affiliates and each of their respective directors, officers and employees (in their capacities as such), from and against:

                  (a) all Losses relating to, arising out of, or due to, directly or indirectly, any breach by Delphi or any Delphi Affiliate of any of the provisions of this Agreement;

                  (b) all Losses relating to, arising out of, or due to, directly or indirectly, any incorrect, inaccurate or incomplete financial and other information provided by Delphi or any Delphi Affiliate to GM pursuant to Section 5.1 of this Agreement;

                  (c) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the IPO Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the IPO Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading other than with respect to the GM Disclosure Portions; and

                  (d) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the Distribution Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the Distribution Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading other than with respect to the GM Disclosure Portions.

         6.2 INDEMNIFICATION BY GM. Subject to Section 6.3, GM shall indemnify, defend, and hold harmless Delphi, all Delphi Affiliates, and each of their respective directors, officers and employees (in their capacities as such), from and against:

                  (a) all Losses relating to, arising out of, or due to, directly or indirectly, any breach by GM or any GM Affiliate of any of the provisions of this Agreement;

                  (b) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the GM Disclosure Portions of the IPO Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the GM Disclosure Portions of the IPO Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading; and

                  (c) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the GM Disclosure Portions of the Distribution Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the GM Disclosure Portions of the Distribution Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading.

         6.3      OTHER LIABILITIES.

                  (a) Except as provided in Section 6.4, this Section 6 shall not be applicable to any Tax-Related Losses, which shall be governed by
         Section 4 of this Agreement.

                  (b) This Section 6 shall not be applicable to any Losses relating to, arising out of, or due to any breach of the provisions of any other contract, agreement or understanding between GM or any GM Affiliate and Delphi or any Delphi Affiliate, including, without limitation, the Separation Agreement and any of the other Ancillary Agreements, which Losses shall be governed by the terms of such contract, agreement or understanding.

         6.4      TAX EFFECTS OF INDEMNIFICATION.

                  (a) Any indemnification payment made under this Agreement shall be characterized for tax purposes as if such payment were made immediately prior to the latest Distribution Date, and shall therefore be treated, to the extent permitted by law, as either (i) a distribution from Delphi to GM or (ii) a capital contribution from GM to Delphi.

                  (b) The amount of any Loss or Tax-Related Losses for which indemnification is provided under this Agreement shall be (i) increased to take account of net Tax cost, if any, incurred by the Indemnitee arising from the receipt or accrual of an Indemnity Payment hereunder (grossed up for such increase) and (ii) reduced to take account of net Tax benefit, if any, realized by the Indemnitee arising from incurring or paying such Loss or Tax-Related Losses. In computing the amount of any such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any Indemnity Payment hereunder or incurring or paying any indemnified Loss or Tax-Related Losses. Any Indemnity Payment hereunder shall initially be made without regard to this Section 6.4 and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee would be required to pay but for the receipt or accrual of the Indemnity Payment or the incurrence or payment of such Loss or Tax-Related Losses, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnitee's liability for Taxes, and payments between GM and Delphi to reflect such adjustment shall be made if necessary.

         6.5 EFFECT OF INSURANCE UPON INDEMNIFICATION. The amount which an Indemnifying Party is required to pay to any Indemnitee pursuant to this Section 6 shall be reduced (including retroactively) by any Insurance Proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Loss, it being understood and agreed that each of Delphi and GM shall use commercially reasonable efforts to collect any such proceeds or other amounts to which it or any of its Affiliates is entitled, without regard to whether it is the Indemnifying Party hereunder. No Indemnitee shall be required, however, to collect any such proceeds or other amounts prior to being entitled to indemnification from an Indemnifying Party hereunder. If an Indemnitee receives an Indemnity Payment in respect of a Loss and subsequently receives Insurance Proceeds or other amounts in respect of such Loss, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the difference between (a) the sum of the amount of such Indemnity Payment and the amount of such Insurance Proceeds or other amounts actually received and (b) the amount of such Loss, in each case adjusted (at such time as appropriate adjustment can be determined) to reflect any premium adjustment attributable to such claim.

         6.6      PROCEDURE FOR INDEMNIFICATION INVOLVING THIRD-PARTY CLAIMS.

                  (a) Notice of Claim. If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification (other than pursuant to Section 4), such Indemnitee shall give such Indemnifying Party notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section shall not relieve any Indemnifying Party of its obligations under this Section 6, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

                  (b) Obligation of Indemnifying Party. An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably acceptable to the Indemnitee), may elect to defend any Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within ten Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third-Party Claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such Indemnifying Party shall keep the Indemnitee reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Section 6 for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, however, that such Indemnitee shall have the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction ("Separate Counsel"), to represent such Indemnitee in any action or group of related actions (which firm or firms shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment at any time, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, or there may be defenses available to such Indemnitee which are different from or in addition to those available to such Indemnifying Party and the representation of both parties by the same counsel would be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third-Party Claim (even if against multiple Indemnitees)) and
         (ii) each of such Indemnifying Party and such Indemnitee shall have the right to conduct its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this
         Section 6 within the period of ten Business Days described above, the Indemnitee may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); provided, however, that no such Indemnitee may compromise or settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that would be reasonably likely to have a material adverse effect on the Indemnitee.

                  (c) Joint Defense of Certain Claims. Notwithstanding the provisions of Section 6.6(b), GM and Delphi shall jointly control the defense of, and cooperate with each other with respect to defending, any Third-Party Claim with respect to which each party is claiming that it is entitled to indemnification under Section 6.1 or 6.2. If either GM or Delphi fails to defend jointly any such Third-Party Claim, the other party shall solely defend such Third-Party Claim and the party failing to defend jointly shall use all commercially reasonable efforts to cooperate with the other party in its defense of such Third-Party Claim; provided, however, that neither party may compromise or settle any such Third-Party Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. All costs and expenses of either party in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties at the conclusion of the defense of such Third-Party Claim.

         6.7 PROCEDURE FOR INDEMNIFICATION NOT INVOLVING THIRD-PARTY CLAIMS. If any Indemnitee desires to assert against an Indemnifying Party any claim for indemnification under this Section 6 other than a Third-Party Claim (a "Claim"), the Indemnitee shall deliver to the Indemnifying Party notice of its demand for satisfaction of such Claim (a "Request"), specifying in reasonable detail the amount of such Claim and the basis for asserting such Claim. Within 30 days after the Indemnifying Party has been given a Request, the Indemnifying Party shall either (i) satisfy the Claim requested to be satisfied in such Request by delivering to the Indemnitee payment by wire transfer or a certified or bank cashier's check payable to the Indemnified Party in immediately available funds in an amount equal to the amount of such Claim, or (ii) notify the Indemnitee that the Indemnifying Party contests such Claim by delivering to the Indemnitee a Dispute Notice, stating that the Indemnifying Party objects to such Claim and specifying in reasonable detail the basis for contesting such Claim. Any dispute described in clause (ii) of this Section 6.7 shall be subject to the provisions of Section 7.1.

         6.8 EXCLUSIVE REMEDIES. Except for the right to pursue equitable remedies, the remedies provided in this Section 6 shall be deemed the sole and exclusive remedies of the parties with respect to the subject matters of the indemnification provisions of this Section 6.

7.       MISCELLANEOUS.

         7.1 DISPUTE RESOLUTION. GM and Delphi shall attempt in good faith to resolve any dispute between the parties arising out of or relating to this Agreement promptly through negotiations of the parties prior to seeking any other legal or equitable remedy.

         7.2 SURVIVAL. The representations and warranties contained in this Agreement shall survive the execution and delivery hereof and all Distribution Dates until the expiration of all applicable statutes of limitations.

         7.3 COMPLETE AGREEMENT. Except as otherwise set forth in this Agreement, this Agreement and the exhibits hereto shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

         7.4 AUTHORITY. Each of the parties hereto represents to the other that
(a) it has the corporate power and authority to execute, deliver and perform each of this Agreement and the Registration Rights Agreement, (b) the execution, delivery and performance of each of this Agreement and the Registration Rights Agreement by it has been duly authorized by all necessary corporate action, (c) it has duly and validly executed and delivered each of this Agreement and the Registration Rights Agreement, and (d) each of this Agreement and the Registration Rights Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         7.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

         7.6 CONSENT TO EXCLUSIVE JURISDICTION. Any action, suit or proceeding arising out of any claim that the parties cannot settle through good faith negotiations (except any claim to which Section 4.6 applies) shall be litigated exclusively in the state courts of Delaware. Each of the parties hereto hereby irrevocably and unconditionally (a) submits to the jurisdiction of the state courts of Delaware for any such action, suit or proceeding, (b) agrees not to commence any such action, suit or proceeding except in the state courts of Delaware, (c) waives, and agrees not to plead or to make, any objection to the venue of any such action, suit or proceeding in the state courts of Delaware,
(d) waives, and agrees not to plead or to make, any claim that any such action, suit or proceeding brought in the state courts of Delaware has been brought in an improper or otherwise inconvenient forum, (e) waives, and agrees not to plead or to make, any claim that the state courts of Delaware lack personal jurisdiction over it, and (f) waives its right to remove any such action, suit or proceeding to the federal courts except when such courts are vested with sole and exclusive jurisdiction by statute. GM and Delphi shall cooperate with each other in connection with any such action, suit or proceeding to obtain reliable assurances that confidential treatment will be accorded any information that either party shall reasonably deem to be confidential or proprietary. Each of the parties hereto irrevocably designates and appoints its respective Service Agent as its agent to receive service of process in any such action, suit or proceeding. Each of the parties hereto further covenants and agrees that, until the expiration of all applicable statutes of limitations relating to potential claims under this Agreement, each such party shall maintain a duly appointed agent for the service of summonses and other legal process in the State of Delaware, and shall promptly notify the other party hereto of any change in the name or address of its Service Agent and the name and address of any replacement for its Service Agent, if such agent is no longer the Service Agent named herein. This Section 7.6 is meant to comply with 6 Del. C. Section 2708. Notwithstanding anything contained in this Section 7.6, all claims for indemnification under Section 6 shall be governed by the provisions thereof.

         7.7 NOTICES. All Notices shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or
(b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses:

             if to GM to:

                        General Motors Corporation
                        767 Fifth Avenue
                        New York, NY 10153
                        Attention:  Treasurer
                        Telecopy No.:  (212) 418-3630

                        with a copy to:

                        General Motors Corporation
                        3031 West Grand Boulevard
                        Detroit, MI 48202
                        Attention:  Warren G. Andersen, Esq.
                        Telecopy No.:  (313) 974-0685

                        with a copy to:

                        General Motors Corporation
                        100 Renaissance Center
                        Detroit, MI 48243
                        Attention: Chief Financial Officer
                        Telecopy No.:  (313) 667-3122

                        and, if delivered pursuant to Section 4, with a copy to:

                        General Motors Corporation
                        3044 West Grand Boulevard
                        Detroit, MI 48202
                        Attention: Chief Tax Officer
                        Telecopy No.:  (313) 556-1552
                  if to Delphi, to:

                        Delphi Automotive Systems Corporation
                        5725 Delphi Drive
                        Troy, MI 48098
                        Attention: General Counsel
                        Telecopy No.: (248) 813-2523

                        with a copy to:

                        Delphi Automotive Systems Corporation
                        5725 Delphi Drive
                        Troy, MI 48098
                        Attention: Chief Financial Officer
                        Telecopy No.: (248) 813-2590

                        and, if delivered pursuant to Section 4, with a copy to:

                        Delphi Automotive Systems Corporation
                        5725 Delphi Drive
                        Troy, MI 48098
                        Attention: Chief Tax Officer
                        Telecopy No.:  (248) 813-2590

or to such other address as either party hereto may have furnished to the other party by a Notice in writing in accordance with this Section 7.7.

         7.8 AMENDMENT AND MODIFICATION. This Agreement may not be amended or modified in any respect except by a written agreement signed by both of the parties hereto.

         7.9 BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of either party with another Person, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

         7.10 THIRD PARTY BENEFICIARIES. The Indemnitees and their respective successors shall be third party beneficiaries of the indemnification provisions of Sections 4 and 6, as applicable, and shall be entitled to enforce those provisions and in connection with such enforcement shall be subject to Section 7.6, in each such case as fully and to the same extent as if they were parties to this Agreement. Except as provided in the previous sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as provided in the previous sentence) shall be deemed a third party beneficiary under or by reason of this Agreement.

         7.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Agreement may be executed by facsimile signature.

         7.12 WAIVER. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

         7.13 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         7.14 REMEDIES. Each of GM and Delphi shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Each of GM and Delphi acknowledges and agrees that under certain circumstances the breach by GM or any of its Affiliates or Delphi or any of its Affiliates of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

         7.15 PERFORMANCE. Each of the parties hereto shall use all commercially reasonable efforts to cause to be performed all actions, agreements and obligations set forth herein to be performed by any Affiliate of such party.

         7.16 REFERENCES; CONSTRUCTION. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to "$" shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a "Section" or an "Exhibit" shall be deemed to refer to a section of this Agreement or an exhibit to this Agreement, as applicable. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, unless otherwise specifically provided, they shall be deemed to be followed by the words "without limitation." This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted.

                                   * * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first written above.



                           GENERAL MOTORS CORPORATION


                           By:  ___________________________________________
                                Name:
                                Its:



                           DELPHI AUTOMOTIVE SYSTEMS CORPORATION


                           By:  ___________________________________________
                                Name:
                                Its:

                                    EXHIBIT A
                      AGREEMENTS SUBJECT TO SECTION 5.2(C)


1. GM is a party to various agreements containing the covenants described on the pages attached hereto as Schedule A-1. Such covenants shall be subject to Section 5.2(c) of the IPO and Distribution Agreement.